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                                                                       Exhibit j



            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report, dated December 13, 2006, included in the Annual Report to Shareholders for the fiscal year ended October 31, 2006 in the Registration Statement (Form N-1A) of The Hartford Mutual Funds, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 57 under the Securities Act of 1933 (Registration No. 333-02381).



                                               /s/Ernst & Young LLP



Minneapolis, Minnesota
February 27, 2007